EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

BETWEEN:        Western Power & Equipment Corp.
                an Oregon corporation

AND:            Charles Dean McLain

EFFECTIVE DATE: January 1, 1998

                                    RECITALS

The Company is an Oregon corporation engaged in the construction and agricultural equipment industry.

Employee is currently employed as the Company's President and Chief
     Executive Officer.

The Company desires to continue employing Employee and Employee wishes to continue employment on the following terms and conditions.

This employment agreement supersedes all previous employment contracts between the parties.

                                    AGREEMENT

1. Employment Term: The term of employment under this agreement shall begin January 1, 1998 and continue until December 31, 2007 unless earlier terminated as provided below.

2. Employment Duties: During the term of this agreement Employee will, to the best Employee's ability.

     2.1. Capacity: Serve as the Company's full-time President and Chief Executive officer and devote Employee's full and entire business time, attention, knowledge and skills to faithfully, diligently, and to the best of the Employees abilities, perform all duties required of the Employee by the Company. For purposes of this paragraph, the Company shall include any direct or indirect subsidiaries of the Company.

     2.2. Duties: Employee shall render services customarily performed in the capacity of President and Chief Executive Officer of a corporation including, but not limited to, management and responsibility of general

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          policies and planning for the Company, financial planning, acquisitions, new product development, strategic planning, opening of additional outlets, and product line expansion. Employee's duties shall be directed by, and all times be subject to the discretion of, the Company's Board of Directors.

     2.3. Member of the Board of Directors: Throughout the period of his employment hereunder, the Employee shall have the right (but not the obligation), if elected by the requisite majority of the stockholder(s) to serve, without any further or additional compensation or remuneration (other than as set forth herein), as member of the Board of Directors of the Company or any subsidiary of the Company.

3. Base Compensation:

     3.1. Base Compensation: Company shall pay Employee a base salary of $280,000 per year until July 31, 1998. Starting August 1, 1998 through December 31, 1998 the Base Salary would be increased to $290,000 per year. On each January 1 beginning January 1, 1999, Employee's base salary shall increase by the average percentage increase for all employees over the prior 12 months. The Employee shall be paid in the same time and manner as all other employees.

     3.2. Bonus Compensation: Employee shall be entitled to an annual performance bonus as follows:

          3.2.1. For each of fiscal years 1998 through and including 2002, Employees' yearly bonus shall be 5% of the amount by which the Company's Pre-Tax Income exceeds $1,750,000 for that fiscal year. The maximum bonus payable in any one fiscal year under this paragraph shall be $150,000.

          3.2.2. For each of fiscal years 2003 through and including 2007, Employee's yearly bonus shall be 5% of the amount by which the company's Pre-Tax Income Exceeds 1,750,000 for that fiscal year. The maximum bonus payable in any one fiscal year under this paragraph shall be $200,000.

     3.3. For the purposes of paragraph 3.2, Pre-Tax Income shall be the total fiscal year consolidated net income for the Company and its subsidiaries as determined in accordance with generally accepted accounting principle by independent accountants then engaged by the company to audit its financial statements after deduction of all items customary dedicated from income but before deduction of taxed on

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          income of the Company, gains or losses from dispositions or purchases of assets or other extraordinary items (including any deferred financing expenses incurred by the Company in connection with the issuance of shares of stock of the Company, and any Employee's bonus. Yearly bonus payments due Employee shall be paid within 120 following the end of the fiscal year on which the bonus is based.

     3.4. Stock Options: In any year that Employee earns the maximum bonus under paragraph 3.3, Employee shall receive an option to purchase 25,000 shares of common stock to be priced at the closing market price on the date of issue, such option to vest one year later. The number of options to which Employee shall be entitled shall be adjusted for any stock dividends, stock splits or other similar changes in the capital structure of the Company. If earned, such yearly options shall be issued within 120 days of the end of the fiscal year for which they were earned. The options will be granted under the Company's existing Employee Stock Option Plan or any supplemental plan adopted by the Board of Directors and, to the extent eligible, shall be Incentive Stock Options. The options will have a term of 10- years provided, however, should Employee terminate his employment pursuant to paragraph 9.2.2. Or the Company terminates this employment pursuant to paragraph 9.1.3 or 9.1.4, such options will expire 90-days after such termination; if the company terminate his employment pursuant to paragraph 9.1.5 or Employee terminate his employment pursuant to paragraph 9.2.1, such options expire three years after the date of such termination (but no later than 10 years after the date of grant) and if his employment is terminated for cause pursuant to paragraph
          9.1.1 or 9.1.2, such options will terminate immediately. Upon exercise, the shares issued will be registered for resale by the Company at its expense.

     3.5. Status of Compensation: All payments to Employee shall be subject to customary withholding taxes and other employment taxes and deductions as required with respect to compensation paid by Company to an employee.

     3.6. Exemption: Employee shall be exempt and/or excluded for purpose of Oregon employment statutes and the Fair Labor Practice and is exempt from statutory requirements covering overtime.

4. Fringe Benefits: The Company shall furnish and make available to Employee such benefits as are from time to time provided to other executive officers including, but not limited to, life insurance, disability insurance, health and accident insurance, and pension or retirement plan.

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     The Company shall maintain for the benefit of employee, the life insurance policy in the amount of $500,000 which death benefits shall be payable to the beneficiary of the Employee upon his death.

5. Expenses: The Company shall pay all dues to professional societies and organizations, premiums for supplemental life and disability insurance, accident and health insurance in accordance with Company policy, group term life insurance, and all other expenses paid for by the Company in accordance with Company policy. The Company shall also pay all reasonable business expenses, including air and other travel expenses, incurred by Employee in connection with performance of Employee's duties upon proper receipts and other documentation.

6. Automobile Expense: The Company shall provide Employee an automobile of Employee's reasonable choice for Employee's use throughout the term of this agreement. The Company shall bear all the expenses of such automobile, including all purchase, lease, or other acquisition related costs, gas, insurance, maintenance, and repairs for such automobile.

7. Vacation and Holidays: Employee shall be entitled vacation and holiday time as follows:

     7.1. A maximum of four weeks of vacation time per fiscal year in each of fiscal years 1998 through 2002, inclusive;

     7.2. A maximum of five weeks of vacations time per fiscal year in each of fiscal years 2003 through 2007 inclusive;

     7.3. All vacation time shall be paid in accordance with the then current policy of the Company.

     7.4. Employee shall be further entitled to take the legal holidays observed by Company.

8. Change in Fiscal year: If the Company's fiscal year changes during the term of this agreement, all compensation and benefits to be received by Employee shall be appropriately and equitably pro-rated and adjusted to reflect such change.

9.   Termination:

     9.1. Termination: At the discretion of the Board of Directors, this agreement may be terminated by written notice to Employee upon the occurrence of any of the following events:

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          9.1.1. Any material act committed by Employee against the Company, or its subsidiaries constituting fraud, breach of fiduciary duty, or embezzlement of funds, or a felony conviction for conduct involving moral turpitude.

          9.1.2. Breach or default by Employee in the performance of any material provision of this agreement after 10-days prior written notice is given within which time such breach or default may be remedied. If the Company does not believe Employee has remedied such breach or default, the Employee shall be given an opportunity to present his case before the Board of Directors for their reconsideration.

          9.1.3. Physical or mental disability or impairment of employee that prevents Employee from continuing the normal and proper performance of Employee's duties and responsibilities under this agreement for a period of 12 consecutive months. The initial determination as to whether the Employee is disabled or impaired shall be made by the physician regularly treating Employee. The Company shall have the right to determine whether the Employee is disabled or impaired. If such physician's opinion differs from that of the physician treading Employee, the two physicians shall select a third physician who shall examine employee and, after such examination and a review of all available information from the other two physician, determined whether Employee is disabled or impaired and this decision shall be final and binding upon all the parties. The starting date for the 12 month period shall be after the third physician has made his determination or;

          9.1.4. Employee's death.

          9.1.5. At the discretion of the Board of Directors.

     9.2. Payment Upon Termination: Employee may terminate his employment;

          9.2.1. For good reason if the Company shall be in material breach of this agreement and has failed to remedy such breach within 10-days following written notice of such breach, or

          9.2.2. Upon sixty (60) days prior written notice without cause.

     9.3. Payment Upon Termination:

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          9.3.1. Upon termination for any of the causes in paragraph 9.1.1,
                 9.1.2, 9.1.3, 9.1.4 or 9.2.2, Employee or Employee's spouse or estate in the event of Employee's death) shall be entitled to receive all compensation and benefits through the date of termination. Upon termination due to Employee's death or disability, all options then granted to Employee which are unvested at the date of termination shall become immediately vested as of the date of termination and registered for public sale.

          9.3.2. If Employee's employment is terminated pursuant to paragraph 9.1.5, 9.2.1, the Company shall pay Employee all compensation, bonuses, and benefits which Employee is entitled through the date of termination, plus the base compensation provided in paragraph 3.1 over the remainder of the term of this Agreement. Further, all stock options granted shall immediately vest and be registered for public sale. All options then held by Employee would be extended to a date three years from the date of termination.

10. Confidentiality: During the term of this agreement and after termination of employment, Employee shall keep secret and retain in strictest confidence all confidential matters of the Company along with the Company's know-how, trade secrets, confidential client lists, details of client, subcontractor, and consultant contracts, pricing policies, operational methods, marketing plans and strategies, product development plans, acquisition or bidding techniques and plans, technical processes, inventions and research project, business acquisition plans, personnel acquisition plans, and other similar information unless (I) such information is generally available to the public without restriction; (ii) Employee is requested by the Company's Board of Directors or a committee thereof to disclose such confidential information; (iii) such information is being provided to a customer, vendor, or consultant of the Company in the ordinary course of business; or
     (iv) Employee is compelled to disclose such confidential information by order, inquiry, or request by a court of law, governmental agency, or other source of authority and prompt notice of such order is given to the Company which may challenge such order.

11. Property of the Company: All lists, records, and other non-personal documents or papers (including all copies thereof), including such items stored in computer memories, on microfiche, or any other media made or compiled by or on behalf of the Employee or made available to Employee relating to the Company are and shall be the property of the Company and shall be delivered to the Company upon termination of this agreement. All inventions, including any procedures, formulas, methods, processes, uses,

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     apparatuses, patterns, designs, drawings, devises, or configurations of any kind, and all improvements to them which are developed, discovered, made, or produced, trade secrets or information used by any or all of the Company shall be the exclusive property of the Company and shall be delivered to the Company upon termination of this Agreement.

12. Employees of the Company: If Employee's employment is terminated for any reason other than 9.1.5 or 9.2.1, Employee shall not, directly or indirectly, solicit any employee of the Company, other than Employee's personal secretary, or encourage any such employee to leave employment with the Company.

13. Non-Competition: For a period equal to the latest to occur of (i) such period as the Employee is employed by the Company; (ii) one year following the date of termination of this Agreement and; (iii) such period as the Employee shall continue to receive the base salary under this agreement -

     Employee shall not, directly or indirectly, whether individually or as an employee, stockholder, partner, joint venturer, agent or other representative of any other person, firm, corporation, or other business entity engage in any business which is competitive with the business of the Company. As used herein, the term "business which is competitive with the businesses of the Company" shall only mean any person, firm, corporation, or other business entity doing business in the territories serviced by the Company under it dealership agreements with its suppliers if 10% or more of the net revenues of such business are derived from the sale, rental, parts, servicing, or other distribution of small, medium, or heavy construction equipment of the nature then being sold by the Company including, without limitation, any such equipment manufactured by Case Corporation or any other corporation manufacturing equipment in competition with the equipment then manufactured by Case Corporation.

14. Arbitration: Any controversy or claim arising out of, or relating to, this agreement or breach thereof, shall be settled by arbitration in accordance with the rules then applying of the American Arbitration Association, and any judgment upon the award rendered may be entered in any court having jurisdiction thereof. Arbitration shall be held in Vancouver, Washington. The cost of arbitration shall be paid equally by the parties.

15. Notice: Any notices permitted or required under this agreement shall be given in writing and may be delivered and served personally upon employee or upon an officer of the Company, or alternatively, may be

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     deposited in the United States mail, postage prepaid by certified or registered mail, addressed to the company at its head office or the Employee at his current address as shown in his personnel file with the Company. Such notice, if mailed with the State of Washington, shall be deemed delivered upon the second day following the date post marked, If mailed out side the State of Washington but within the United States, the notice shall be deemed delivered upon the third day following the date post marked.

16. Waiver of Breach: The waiver by either Company or Employee of a breach of any provision of this Agreement shall not operate or be construed as a waive of any other provision of any subsequent breach of the same provision by either Company or Employee.

17. Binding Effect and Assignment: This agreement shall be binding upon and shall ensure to the benefit of both Company and Employee and their respective successors, heirs and legal representatives, but neither this Agreement nor any right hereunder may be assigned by either Company or Employee without the prior written consent of the other party.

18. Amendment: No amendment or variation of the terms and conditions of these Agreement shall be valid unless the same is in writing and signed by both Company and Employee.

19. Partial Invalidity: Invalidation of any term or provision herein by judgment or court order, or otherwise, shall not affect any other provisions, which shall remain in full force and effect.

20. Integration: This Agreement embodies the entire agreement of the parties. There are no promises; terms, conditions or obligations other than those contained herein. This Agreement shall supersede all prior communications, representations or Agreements, either verbal or written, between the parties with regard to Employee's terms of employment. Neither party to this Agreement has made any representation or warranty relating to this Agreement or the subject matter of this Agreement except those specifically contained in writing in this Agreement.

21. Governing Law: This Agreement and all matters of dispute or interpretation thereof shall be governed a construed in accordance with the laws of the State of Washington without reference to the provisions of conflict of laws.

22. Paragraph Headings: The paragraph headings appearing in these Agreement are not to be construed as interpretations of the text, but are

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     inserted for convenience of and reference by the reader only.

Western Power & Equipment Corp.,
An Oregon corporation


By: __________________________
------------------------------
     Harold Chapman, Director                              C. Dean McLain


By: _____________________________
     James Penland, Director


By: _____________________________
     Robert Rubin, Chairman